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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 20, 2005

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(734) 930-5555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement

     In connection with his appointment to the Board of Directors, Timothy Mayleben received an automatic grant of a stock option under the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) to purchase 12,000 shares of common stock at an exercise price of $2.95, which was equal to the fair market value of a share of the company’s stock on June 20, 2005 (the date of grant). The vesting and service requirements for this option are identical in all material respects to the grant of stock options to other non-employee directors under the 2004 Plan. In particular, the stock option vests and becomes exercisable in twelve equal monthly increments after the grant date and terminates on the tenth anniversary of the date of grant, unless earlier terminated as a result of termination of service.

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.

     Effective as of June 20, 2005, the Board of Directors of Aastrom Biosciences, Inc. elected Timothy Mayleben to the Board. Mr. Mayleben was added to the class of directors (Class II) whose terms expire at the 2005 Annual Meeting of Shareholders. The Board of Directors has not yet determined the committees on which Mr. Mayleben will serve. A press release announcing this election is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release dated June 22, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2005

AASTROM BIOSCIENCES, INC.

By:	/s/ R. Douglas Armstrong, Ph.D. R. Douglas Armstrong, Ph.D. Chairman and Chief Executive Officer